EXHIBIT 2.6

                    STOCK AND REAL ESTATE PURCHASE AGREEMENT

        THIS STOCK AND REAL ESTATE PURCHASE AGREEMENT (the "Agreement") is entered into effective the 22nd day of May 1997, by and among THE SAFE SEAL COMPANY, INC. ("Purchaser"), a Texas corporation with its chief executive office at 14900 Woodham Drive, Suite A125, Houston, Texas 77073, CURRY B. WALKER ("MR. WALKER"), an individual whose address is 2185 Leonard Road, Sulphur, Louisiana 70663, NOLLIE J. WALKER ("MS. WALKER"), an individual whose address is 2185 Leonard Road, Sulphur, Louisiana 70663, DEBORAH ELAINE RENFROE ("MS. RENFROE"), an individual whose address is 3398 Miller Loop, Sulphur, Louisiana 70663, CURRY
B. WALKER III ("MR. WALKER III"), an individual whose address is 4781 Madrid Drive, Sulphur, Louisiana 70663, CHERYL LYNN MOUTON ("MS. MOUTON"), an individual whose address is 2023 Louise Street, Sulphur, Louisiana 70663, LAURA ANN THOMAS ("MS. THOMAS"), an individual whose address is 7021 Barnacle, Sulphur, Louisiana 70663, (Mr. Walker, Ms. Walker, Ms. Renfroe, Mr. Walker III, Ms. Mouton and Ms. Thomas being sometimes hereinafter referred to collectively as the "SELLERS" and individually as a "SELLER") and PLANT SPECIALTIES, INC., a Louisiana corporation (THE "COMPANY"), with its chief executive office and principal place of business at 215 N. Beglis Parkway, Sulphur, Louisiana 70663. Purchaser, Sellers and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                              W I T N E S S E T H :

        WHEREAS, Sellers are the legal and beneficial owners and holders of One Million (1,000,000) shares (the "Subject Shares") of the Company, the Subject Shares constituting all of the issued and outstanding capital stock of the Company; and

        WHEREAS, Purchaser desires to acquire from Sellers, and Sellers desire to sell to Purchaser, all of the Subject Shares, on the terms and conditions and for the consideration set forth in this Agreement;

        WHEREAS, Purchaser desires to acquire from Mr. Walker and Ms. Walker, and Mr. Walker and Ms. Walker desire to sell to Purchaser, or at the option of Purchaser upon acquisition of the Subject Shares, to the Company, the Walker Real Property, as hereinafter defined, on the terms and conditions and for the consideration set forth in this Agreement;

        NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

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                                    ARTICLE I
                               CERTAIN DEFINITIONS

        As used herein, the following terms shall have the following meanings:

        1.1 ACCOUNTS. The term "Accounts " shall have the meaning ascribed thereto in SECTION 3.14.

        1.2 ADDITIONAL ACQUISITIONS. The term "Additional Acquisitions" shall mean the acquisition by Purchaser or one or more Affiliates of several additional companies prior to the IPO.

        1.3 AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, that person. The Sellers and their spouses are all agreed to be Affiliates of one another and of the Company. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of, or influence the management and policies of a person, whether through the ownership of voting securities, by contract, through the holding of a position as a partner, director or officer of such person, as a trustee, or otherwise. As used in this SECTION 1.1, the term "person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof, or any other form of entity.

        1.4 ARBITRATOR. The term "Arbitrator" shall have the meaning ascribed thereto in SECTION 9.2.

        1.5 ASSETS. The term "Assets" shall mean all of the assets, other than the Leased Assets and the Walker Real Property, used by the Company in the Business, including without limitation (i) those assets set forth on SCHEDULE
1.5 attached hereto and incorporated herein by reference, and (ii) the buildings, structures, improvements, fixtures and fittings owned by the Company and located at the address of the Company set forth in the preamble to this Agreement.

        1.6 AUDITED FINANCIAL STATEMENTS. The term "Audited Financial Statements" shall mean an audited balance sheet and income statement of the Company, and all notes thereto, prepared by the Company's outside accountants as of October 31, 1996.

        1.7 BALANCE SHEET DATE. The term "Balance Sheet Date" shall mean October 31, 1996.

        1.8 BANK DEBT. The term "Bank Debt" shall mean the indebtedness of the Company to Bank One, evidenced by the documents, instruments and agreements referenced in SCHEDULE 3.17.

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        1.9 BUSINESS. The term "Business" shall mean the current business of the
Company of (i) selling new valves, instrumentation and engineering and repair services for valves and instrumentation, and (ii) designing, manufacturing, and remanufacturing valves, instruments, mounting hardware and engineered products.

        1.10 CLOSING. The term "Closing" shall have the meaning ascribed thereto in SECTION 7.1 hereof.

        1.11 CLOSING DATE. The term "Closing Date" shall mean the earliest of the (i) fifteenth business day following the date of full execution of this Agreement, (ii) the fifth business day following approval by Philip Environmental Inc. (as evidenced by a certificate of a duly authorized officer thereof delivered to the Purchaser) of Allwaste , Inc., a Delaware corporation and a significant shareholder of Purchaser("Allwaste"), entering into the obligations of Allwaste set forth in this Agreement or any other agreement to be entered into by Allwaste or the Company in connection with this Agreement, or
(iii) such other date as may be otherwise provided in this Agreement or otherwise established by agreement of the Parties.

        1.12 CLOSING FINANCIAL STATEMENTS. The term "Closing Financial Statements" shall mean the most recent available unaudited interim balance sheet and income statement of the Company existing prior to Closing, and in any event dated no earlier than March 31, 1997, which balance sheet shall be certified at Closing by all of the Sellers by execution and delivery of the Closing Financial Statements Certificates.

        1.13 CLOSING FINANCIAL STATEMENTS CERTIFICATE. The term "Closing Financial Statements Certificate" shall mean the certificate to be executed and delivered by Sellers at Closing, certifying that the Closing Financial Statements (i) are true, complete, and correct in all material respects, (ii) fairly and accurately present the financial position of the Company as of the periods described therein, and the results of the operations of the Company for the periods indicated, (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied (except for certain footnote disclosures normally required by GAAP, the omission of which, in the good faith opinion of Sellers, do not cause the Closing Financial Statements to be materially misleading), and (iv) reflect all necessary eliminating entries and normal adjustments.

        1.14 CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.15 CONTRACTS. The term "Contracts" shall have the meaning ascribed thereto in SECTION 3.11.

        1.16 CONVERTIBLE NOTES. The term "Convertible Notes" shall have the meaning ascribed thereto in SECTION 2.2(B) hereof.

        1.17 DAMAGES. The term "Damages" shall have the meaning ascribed thereto in SECTION 9.1(A).

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        1.18 EBIT. The term "EBIT" shall mean the Company's earnings before interest and taxes, determined in accordance with GAAP.

        1.19 EMPLOYEE. The term "Employee" shall mean any employee of the Company who as of the Closing Date is employed or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with the Company's applicable policies, would be eligible to return to active status, as set forth on SCHEDULE 3.23 attached hereto.

        1.20 EMPLOYEE BENEFIT PLAN. The term "Employee Benefit Plan" means any
(a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) material fringe benefit plan or program.

        1.21 EMPLOYEE PENSION BENEFIT PLAN. The term "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

        1.22 EMPLOYEE WELFARE BENEFIT PLAN. The term "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

        1.23 EMPLOYMENT AGREEMENT. The term "Employment Agreement" shall have the meaning ascribed thereto in SECTION 3.25.

        1.24 ENVIRONMENTAL, HEALTH & SAFETY LAWS The term "Environmental, Health & Safety Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules and regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments and all agencies thereof concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of any solid, hazardous, industrial, or toxic pollutants, contaminants, substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any solid, hazardous, industrial or toxic pollutants, contaminant, substances or wastes.

        1.25 EQUIPMENT. The term "Equipment" shall have the meaning ascribed thereto in SECTION 3.13.

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        1.26 EXCESS INVENTORY AND EQUIPMENT. The term "Excess Inventory and
Equipment" shall mean all inventory and equipment owned by the Company as of the Closing which (i) was not used in the Company's fiscal year ended October 31, 1996, to produce the Company's EBIT set forth in the Audited Financial Statements, and (ii) is not and will not be reasonably necessary or useful to produce comparable EBIT in fiscal 1997. The Parties hereby acknowledge and agree that the "Excess Inventory and Equipment" consists principally of equipment purchased for a potential Baton Rouge location, and the inventory of valves which have been remanufactured by the company.

        1.27 EXCESS INVENTORY AND EQUIPMENT VALUE. The term "Excess Inventory and Equipment Value" shall mean One Million One Hundred Seventy-Two Thousand and No/100 Dollars ($1,172,000.00).

        1.28 FINAL POST-CLOSING FINANCIAL STATEMENTS. The term "Final Post-Closing Financial Statements" shall have the meaning ascribed thereto in
SECTION 9.2.

        1.29 FTC. The term "FTC" shall have the meaning ascribed thereto in
SECTION 6.1.

        1.30 IMPROVEMENTS. The term "Improvements" shall have the meaning ascribed thereto in SECTION 3.18.

        1.31 INTELLECTUAL PROPERTY. The term "Intellectual Property" shall mean the following assets of the Company (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

        1.32 INVENTORIES. The term "Inventories" shall have the meaning ascribed thereto in SECTION 3.15.

        1.33 IPO. The term "IPO" shall mean an underwritten public offering of the common stock of Invatec, Inc., an affiliate of the Purchaser, after the consummation of the transactions contemplated herein.

        1.34 LEASED ASSETS. The term "Leased Assets" shall have the meaning ascribed thereto in SECTION 3.9.

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        1.35 LIABILITIES. The term "Liabilities" shall have the meaning ascribed thereto in SECTION 3.27.

        1.36 LICENSES. The term "Licenses" shall have the meaning ascribed thereto in SECTION 3.16.

        1.37 MORTGAGE NOTE. The term "Mortgage Note" shall have the meaning ascribed thereto in SECTION 2.4 hereof.

        1.38 NOTICE OF DISAGREEMENT. The term "Notice of Disagreement" shall have the meaning ascribed thereto in SECTION 9.2.

        1.39 ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business" shall mean the ordinary course of the Company's business consistent with past custom and practice (including with respect to quantity and frequency).

        1.40 PERMITTED EXCEPTIONS. The term "Permitted Exceptions" shall have the meaning ascribed thereto in SECTION 5.4 hereof.

        1.41 PBGC. The term "PBGC" shall mean the Pension Benefits Guaranty Compensation.

        1.42 POST-CLOSING FINANCIAL STATEMENTS. The term "Post-Closing Financial Statements" shall have the meaning ascribed thereto in SECTION 9.2.

        1.43 PREMERGER ACT. The term "Premerger Act" shall have the meaning ascribed thereto in SECTION 6.1.

        1.44 REAL PROPERTY. The term "Real Property" shall have the meaning ascribed thereto in SECTION 3.18.

        1.45 REGISTRATION RIGHTS AGREEMENT. The term "Registration Rights Agreement" shall have the meaning ascribed thereto in SECTION 7.2.

        1.46 SITE ASSESSMENT. The term "Site Assessment" shall have the meaning ascribed thereto in SECTION 5.6.

        1.47 SURVEY. The term "Survey" shall have the meaning ascribed thereto in SECTION 5.5.

        1.48 TITLE COMMITMENT. The term "Title Commitment" shall have the meaning ascribed thereto in SECTION 5.3.

        1.49 TITLE COMPANY. The term "Title Company" shall have the meaning ascribed thereto in SECTION 5.3.

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        1.50 TITLE POLICY. The term "Title Policy" shall have the meaning ascribed thereto in SECTION 5.4.

        1.51 WALKER EMPLOYMENT AGREEMENT. The term "Walker Employment Agreement" shall have the meaning ascribed thereto in SECTION 7.2.

        1.52 WALKER NONCOMPETE AGREEMENT. The term "Walker Noncompete Agreement" shall have the meaning ascribed thereto in SECTION 7.2.

        1.53 WALKER REAL PROPERTY. The term "Walker Real Property" shall mean those certain tracts or parcels of land being in the aggregate 17.55 acres, more or less, in Sulphur, Calcasieu Parish, Louisiana, owned by Mr. Walker and Ms. Walker, individually, and more particularly described on EXHIBIT A, attached hereto and incorporated herein by reference, a portion of which is more commonly referred to as 215 N. Beglis Parkway, and all lots, strips, tracts and parcels adjacent thereto, together with the buildings, structures, improvements, fixtures, and fittings owned by Mr. Walker and Ms. Walker on any of the foregoing, and all of Mr. and Ms. Walker's right, title and interest in and to all oil, gas, coal and other minerals in, on or under such tracts or parcels, and all rights and appurtenances pertaining to any of the foregoing. The Walker Real Property does not include the buildings, structures, improvements, fixtures or fittings owned by the Company which are located on the 17.55 acre tract referenced above.

        1.54 WALKER REAL PROPERTY VALUE. The term "Walker Real Property Value" shall mean Eight Hundred and Fifty -Two Thousand Five Hundred and Thirty-Six and NO/100 ($852,536.00).

                                   ARTICLE II
                              PURCHASE AND SALE OF
                    SUBJECT SHARES AND WALKER REAL PROPERTY

        2.1 PURCHASE AND SALE OF SUBJECT SHARES. Subject to the term and conditions set forth in this Agreement, Sellers hereby agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase, on the Closing Date, the Subject Shares, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements.

        2.2 STOCK PURCHASE PRICE CONSIDERATION. As consideration for the purchase of the Subject Shares and upon delivery thereof to Purchaser at Closing (except for the Cash Down Payment described in Subsection 2.2(A), which shall be delivered immediately following execution of this Agreement by all of the Parties), Purchaser shall deliver to Sellers the following (the "Stock Purchase Price"), which shall be payable to Sellers pro rata in accordance with their respective percentages of ownership of the Subject Shares as set forth by Sellers on SCHEDULE 2.2 attached hereto:

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        (A) in cash or other immediately available funds, the aggregate amount
        (such amount being sometimes hereinafter referred to as the "Cash Down Payment") of Two Hundred Ninety Six Thousand Eight Hundred and No/100 Dollars ($296,800.00); and

        (B) Five (5) Convertible Subordinated Promissory Notes (the "Convertible Notes") in the aggregate principal amount of Three Million Two Hundred and Ninety Five Thousand One Hundred and Twenty Five and No/100 Dollars ($3,295,125.00) in the form of the Convertible Subordinated Promissory Note attached hereto as EXHIBIT B and incorporated herein by reference, convertible into the stock of Invatec, Inc., which is or will be the parent of the Purchaser..

        In addition, Purchaser shall pay to Mr. Walker at Closing, in cash or other immediately available funds, the amount of Ten Thousand and No/100 Dollars ($10,000.00), all of which is independent consideration for the execution, delivery and performance of the Confidentiality and Noncompetition Agreement to be entered into at Closing between Purchaser and Mr. Walker, pursuant and ancillary to this Agreement, in the form attached hereto as EXHIBIT C. The parties acknowledge that the cash portion of the Purchase Price has been reduced by $3,200 to cover Purchaser with respect to the lien in like amount filed by "Plant Specialists" with respect to the Real Property. Upon termination or expiration of such lien, the Purchaser shall promptly remit to the Sellers such amount less all amounts, if any, required to obtain the release or termination of such lien, including any ancillary legal fees, filing fees or other third party costs paid or incurred by Purchaser related to such lien.

        2.3 PURCHASE AND SALE OF WALKER REAL PROPERTY. Subject to the terms and conditions set forth in this Agreement, Mr. Walker and Ms. Walker hereby agree to sell, convey, transfer, assign and deliver to Purchaser, or at the request of Purchaser upon acquisition of the Subject Shares, to the Company, and Purchaser hereby agrees to purchase, or upon acquisition of the Subject Shares, to cause the Company to purchase, from Mr. Walker and Ms. Walker, on the Closing Date, the Walker Real Property, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, restrictions, easements, conditions, restrictions, options, agreements or other exceptions to title, other than the Permitted Exceptions.

        2.4 MORTGAGE NOTE; APPRAISAL. As consideration for the purchase of the Walker Real Property, Purchaser shall deliver to Mr. Walker and Ms. Walker at Closing a Promissory Note (the "Mortgage Note") in an original principal amount equal to the sum of (i) the Walker Real Property Value and (ii) $650 which $650 amount represents (x) half of the $4,000 of the cost of the third appraisal (which half the Company has agreed to bear), (y) minus $1,350 which constitutes half of the cost of the Title Policy (as such term is defined in Section 5.4), in the form of the Promissory Note attached hereto as EXHIBIT D and incorporated herein by reference. The Mortgage Note shall be executed by the grantee of the Walker Real Property, provided that if the Grantee is the Company, the Purchaser shall join in the execution of the Mortgage Note as a guarantor.

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        2.5 TAXES OF SELLERS. Sellers, Mr. Walker and Ms. Walker shall pay all income, documentary, transfer, stamp or other taxes or arising out of the transfer of the Subject Shares or the Walker Real Property, respectively, or receipt of payments therefor, or any consideration delivered in connection therewith (including any payments received in connection with the Confidentiality and Noncompetition Agreement , and any taxes, fees or assessments relating to the mortgage securing payment of the Mortgage Note). Neither Purchaser nor the Company shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of the Sellers.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

               Sellers hereby represent and warrant, jointly and severally, to Purchaser that:

        3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has all necessary corporate powers to own its properties and to operate the Business as now owned and operated by it, and is qualified to do business in all of the states in which the Assets or Leased Assets are located or the nature and operation of the Business require such qualification. Sellers shall deliver at Closing certificates (i) issued by the Louisiana Secretary of State evidencing the Company's existence and good standing in the State of Louisiana, and (ii) issued by the appropriate public authorities evidencing the Company's good standing and authority to do business in all other states in which the Company is required to qualify to do business.

        3.2 AUTHORITY. Each Seller has the full right, power, legal capacity and authority to execute, deliver and perform such Seller's obligations under this Agreement.

        3.3 CONSENTS AND APPROVALS; NO BREACH OR DEFAULT. Except as set forth on
SCHEDULE 3.3(A), no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by any Seller or by the Company in connection with the execution, delivery or performance of this Agreement, or the consummation by Sellers of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.3(B), neither the execution and delivery of this Agreement by Sellers, nor the consummation of the transactions contemplated herein by Sellers, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which any Seller or the Company is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, promissory note, conditional sales contract, partnership agreement or other arrangement to which any Seller or the Company is a party, or by which any Seller or the Company is bound, or to which any of their assets are subject, or (C) conflict with or violate the Articles of Incorporation, Bylaws or other charter document of the Company.

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        3.4 VALID AND BINDING OBLIGATION. Upon execution and delivery, this
Agreement and each document, instrument or agreement to be executed by Sellers, or any of them, in connection herewith, will constitute the legal, valid, and binding obligation of each Seller which is a party thereto, enforceable against each such Seller in accordance with its terms, except as same may be limited by applicable bankruptcy laws, insolvency laws, or other similar laws affecting the rights of creditors generally.

        3.5 CAPITAL. The authorized capital stock of the Company consists of two million (2,000,000) shares of voting common stock, no par value, of which one million (1,000,000) shares are issued and outstanding, and one million (1,000,000) shares of non-voting common stock, no par value, none of which is issued or outstanding. The Company has neither authorized nor issued any preferred stock. The Subject Shares constitute all of the Company's outstanding capital stock, and have been duly and validly authorized and issued, and are fully paid and nonassessable. None of such capital stock has been issued in violation of the rights of any present or former stockholder of the Company. The only outstanding subscriptions, options, rights, warrants, convertible securities, conversion rights, exchange rights or other agreements or commitments which obligate the Company to issue or transfer from treasury additional shares of the Company's common stock are set forth in SCHEDULE 3.5. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or its capital stock. There are no voting rights, voting agreements, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company.

        3.6 TITLE TO SUBJECT SHARES. The Sellers have, and shall deliver to Purchaser at Closing, good, indefeasible and marketable title to the Subject Shares, free and clear of restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements.

        3.7 TITLE TO ASSETS. Except as set forth on SCHEDULE 3.7, the Company has good, indefeasible and marketable title to the Assets, free and clear of restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions.

        3.8 TITLE TO WALKER REAL PROPERTY. Except as set forth on SCHEDULE 3.8, Mr. Walker and Ms. Walker have , and shall deliver to Purchaser (or at the option of Purchaser upon acquisition of the Subject Shares to the Company) at Closing, good, indefeasible and marketable title to the Walker Real Property, free and clear of restrictions or conditions to transfer or assignment, rights of first refusal, or mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions.

        3.9 POSSESSION OF ASSETS; LEASED ASSETS. The Company is in possession of all of the Assets, the Walker Real Property and all of the assets leased to the Company from others. All assets leased to the Company from others, whether real, personal or mixed, are described on SCHEDULE 3.9 and SCHEDULE 3.18(B) attached hereto (the "Leased Assets"). The Assets, the Leased Assets and the Walker Real Property constitute all of the property, whether real, personal, mixed, tangible, or

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intangible, that is owned or used in the Business by the Company. The Company does not own legal or equitable title to any assets or interests in assets except the Assets and the Leased Assets. Sellers shall deliver to Purchaser on the Closing Date, possession of and/or control or dominion over all of the Assets, the Walker Real Property and the Leased Assets, including without limitation all of the Company's cash, accounts receivable, property, plant and equipment, other personal property, contract rights and general intangibles, customer and supplier lists, and assumed and trade names.

        3.10 CONDITION. Except as expressly set forth on SCHEDULE 3.10, all of the Assets , the Walker Real Property and the Leased Assets are in good operating condition and repair, ordinary wear and tear excepted, and, as applicable, good working order. The Walker Real Property and the buildings, fixtures, and improvements owned or leased by the Company, including but not limited to the parking areas, roofs, foundations, plumbing, electrical, air conditioning, heating and ventilating systems, doors, building exteriors, landscaping, and interior areas, are in good condition, ordinary wear and tear excepted, and, as applicable, good working order.

        3.11 CONTRACTS AND LEASES. All of the contracts, leases, documents, instruments, agreements, and other written or oral arrangements to which the Company is a party or by which the Company or its assets or the Walker Real Property may be bound (collectively, the "Contracts") are set forth on SCHEDULE
3.11. Except as set forth on SCHEDULE 3.11, all of the Contracts are valid and in full force and effect, and there has not been any default by the Company or any third party to any of said Contracts, or any event, fact or circumstance which with notice or lapse of time or both, would constitute a default by the Company or any other party to any of the Contracts. Neither the Company nor any of the Sellers has received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that such party might have under any of the Contracts.

        3.12 OTHER CONTRACTS. Except as set forth in SCHEDULE 3.12, the Company is not a party to, nor is any of its property bound by, any distributor's or manufacturer's representative or agency agreement, any output or requirements agreement, any agreement not entered into in the Ordinary Course of Business, or any agreement requiring the performance of any obligation for a period of time extending beyond one (l) year from the date hereof or calling for consideration of more than $3,000 per agreement or $10,000 in the aggregate. The Company is not a party to, nor is any of its property bound by, any agreement which is materially adverse to the businesses, properties or financial condition of the Company. Except as set forth in SCHEDULE 3.12, the Company is not a party to any agreement which: (i) prohibits it from engaging in the business that it currently conducts, or upon consummation of the transactions contemplated herein, will prohibit it from engaging in any type of business, or (ii) will, upon consummation of the transactions contemplated herein, prohibit Purchaser from engaging in any type of business.

        3.13 EQUIPMENT. Except as set forth on SCHEDULE 3.13, all of the equipment owned by the Company (collectively, the "Equipment") is owned free and clear of any lien, security, claim or encumbrance, and none of the Equipment is held under any security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of the Company. The Equipment is in good operating condition and repair, ordinary wear and tear excepted.

        3.14 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company as set forth in the books and records of the Company (collectively, the "Accounts"), and all papers and documents relating thereto, are genuine and in all respects what they purport to be, and each such Account is valid and subsisting and arises out of a bona fide sale or lease of goods sold or leased and delivered to, or out of and for services theretofore actually rendered by the Company to, the account debtor named in such Account. The amount of each Account represented as owing as of the date indicated (i) is the correct amount actually and unconditionally owing as of the date indicated, except for normal cash discounts, (ii) is not subject to any set-offs, credits, disputes, defenses, deductions or countercharges, and (iii) to the best knowledge of each Seller, will be paid in the Ordinary Course of Business. The Company is the owner of each such Account free and clear of any charges, liens, security interests, adverse claims, and encumbrances of any and every nature whatsoever, other than the security interests securing payment of the Bank Debt.

        3.15 INVENTORIES. The inventories of raw materials, work in process and finished goods (collectively, the "Inventories") shown on the Audited Financial Statements, consisted of items of a quality and quantity useable and saleable in the Ordinary Course of Business by the Company, except for obsolete and slow moving items and items below standard quality, all of which have been written down on the books of the Company to estimated net realizable value or have been provided for by adequate reserves. All items included in the Inventories are the property of the Company and in its possession, except for sales made in the Ordinary Course of Business since October 31, 1996; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. No items included in the Inventories have been pledged as collateral or are held on consignment from others, except for the pledge thereof securing repayment of the Bank Debt. The Inventories shown on the Audited Financial Statements or any other balance sheet or income statement are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined in almost all instances on a last-in, first-out basis) or market value and on a basis consistent with that of prior years.

        3.16 LICENSES. All licenses owned by the Company or in which the Company has any rights, licenses or sublicenses (collectively, the "Licenses"), together with a brief description of each, are set forth on SCHEDULE 3.16. The Company has not infringed, and is not now infringing, on any license belonging to any other person or other entity. The Company owns and holds adequate licenses necessary for the Business as now conducted by it, and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others. The Company will continue to enjoy the use and benefit of all of such Licenses, notwithstanding the sale of the Subject Shares and the Walker Real Property contemplated herein.

        3.17 INTELLECTUAL PROPERTY. All of the Intellectual Property of the Company is set forth on SCHEDULE 3.17, and except as set forth on SCHEDULE 3.17, the Company is the sole owner of all of the Intellectual Property, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. The Company has registered the Intellectual Property in all jurisdictions necessary to evidence and protect its ownership thereof, and to permit the Company to conduct the Business in the manner in which it is currently conducted, and has all rights or licenses necessary to use the same. The Intellectual Property constitutes all of the intellectual property necessary to the lawful conduct of the Business without any infringement or conflict with the rights of others, and no adverse claims have been asserted against the Intellectual Property, the Sellers, the Company or the Business with respect thereto. All of the patents of the Company are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions which have not been currently paid. None of the Intellectual Property infringes upon any patents, trade or assumed names, trademarks, service marks, or copyrights belonging to any other person or other entity. Except as expressly set forth in
SCHEDULE 3.17, the Company is not a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any of the Intellectual Property. The Company does not have a license or a right to use any other patents, service marks, trademarks, trade or assumed names, trade secrets, royalty rights or other proprietary intangibles which is not set forth on SCHEDULE 3.17.

        3.18 REAL PROPERTY; LEASED REAL PROPERTY. Except as set forth in
SCHEDULE 3.18(A) with respect to real property owned by the Company, and
SCHEDULE 3.18(B) with respect to real property leased by the Company (such real property, including the Walker Real Property, being hereinafter referred to collectively as the "Real Property"), the Company neither owns nor leases any real property or improvements or interests therein. Sellers have no information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Real Property, which would have a material adverse effect upon the Real Property, the Business, the Assets, the Leased Assets or their respective values. There is no zoning, deed restriction, land use provision or restriction, or other material adverse fact or condition of any kind or character whatsoever, which adversely affects the continued use of the Real Property in the manner in which it is currently used. Except for the Company, there are no parties in possession of any portion of the Real Property as lessees, tenants at will or at sufferance, trespassers or otherwise. The improvements included within the Real Property (the "Improvements") and any renovations thereof have been, or by Closing will be, substantially completed and installed in compliance with all applicable laws and in a good and workmanlike manner, and will have no structural defects. The heating, electrical, plumbing and other building equipment, as of the Closing, will be adequate in quantity and quality for normal operations of the Business, as presently conducted. All utilities required for the operation of the Improvements enter the Real Property through adjoining public streets or, if they pass through an adjoining private tract, do so in accordance with valid public easements or private easements which inure to the benefit of and are enforceable by the Company. The Real Property has full and free access to and from public streets and roads and Sellers have no knowledge of any fact or condition which would result in the termination of such access. The Improvements do not encroach upon any adjacent real property nor any easements or building set-back lines to which the Real Property is subject, and no improvements upon adjacent real property encroach upon the Real Property. There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and Sellers have no information or knowledge that any such action is presently contemplated.

        3.19 SUBSIDIARIES. Except as set forth on SCHEDULE 3.19, the Company does not own, and has never previously owned, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

        3.20 INSURANCE. Attached hereto as SCHEDULE 3.20 is a true, complete and accurate list of all insurance policies maintained by (i) the Company, or (ii) with respect to Walker Real Property, by Mr. Walker or Ms. Walker (the owner of each policy being as set forth in SCHEDULE 3.20). The Company maintains (i) insurance on the Assets (and as applicable, the Leased Assets), the Business and the Company's operations of such types and in such amounts as are customarily insured by similar companies in the same industry, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure, including but not limited to product liability insurance.

        3.21 BANKING. The names and addresses of all banks or other financial institutions in which the Company has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or access to these boxes, are set forth on SCHEDULE 3.21 attached hereto.

        3.22 POWERS OF ATTORNEY. Except as set forth on SCHEDULE 3.22, no person or other entity holds a general or special power of attorney from the Company. Each person set forth on SCHEDULE 3.22 holds only a special power of attorney, pursuant to which his or her authority is limited to representation of the Company before the Internal Revenue Service.

        3.23 PERSONNEL. Attached hereto as SCHEDULE 3.23 is a list of the names, addresses, hire dates, dates of birth and job descriptions of all Employees of the Company, stating their rates of compensation including, if determined, bonuses payable to each. Also set forth on SCHEDULE 3.23 is a list of those Employees who are not actively working in the Business and the reasons therefor.

        3.24   EMPLOYEE BENEFITS.

        (A) SCHEDULE 3.24 is a true, correct and complete list of each Employee Benefit Plan that the Company maintains, or to which the Company contributes.

               (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been and will be paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

               (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

               (vi) The Sellers have delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

        (B) With respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which the Company contributes, ever has contributed, or ever has been required to contribute:

        (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-Employer Plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multi-employer Plan) has been instituted or threatened.

        (ii) There have been no prohibited transactions with respect to any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, or, to the best of any Seller's knowledge, threatened. None of the Sellers has any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

        (iii) The Company has not incurred, and none of the Sellers expects that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under

        Title IV or ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

        (C) The Company does not contribute to, and has never contributed to, and has never been required to contribute to, any Multiemployer Plan, and the Company does not have, and has never had, any liability (including withdrawal liability) under any Multiemployer Plan.

        (D) The Company does not maintain nor contribute to, and has never maintained nor contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec.
4980B).

        3.25 EMPLOYMENT AGREEMENTS. SCHEDULE 3.25 is a list of all employment agreements, consulting agreements, collective bargaining agreements, and agreements providing for director and officer indemnification or other agreements or arrangements providing for employee or other remuneration or benefits (other than the Plans) to which the Company or any of its Affiliates is a party or by which the Company or any of its Affiliates is bound (collectively, the "Employment Agreements"). All of the Employment Agreements are in full force and effect, and neither the Company nor any other party is in default under any of them. There have been no claims of default, and to the best knowledge and reasonable belief of Sellers there are no facts or conditions which if continued, or on notice, will result in a default, under any of the Employment Agreements. The Company is in compliance with, and upon the closing of the transactions set forth or contemplated herein will remain in compliance with, all of its obligations under such Employment Agreements. Except as set forth on
SCHEDULE 3.25, no Employees are represented by any labor organization, and, as of the date hereof, no labor organization or group of Employees has made a written demand to the Company for recognition, or filed a petition with the National Labor Relations Board, or announced its intention to hold an election of a collective bargaining representative. There is no pending, or to the best knowledge and reasonable belief of Sellers threatened, labor dispute, strike or work stoppage affecting or potentially affecting the Business.

        3.26 NO SEVERANCE PAYMENTS. The Company will not owe a severance payment or similar obligation to any of its employees, officers, or directors, as a result of the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the transactions contemplated hereby, nor in the event of the subsequent termination of their employment.

        3.27 LIABILITIES. The Company does not have, and as of the Closing Date will not have, any liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (herein "Liabilities"), except (i) Liabilities which are adequately disclosed or accrued against in the Audited Financial Statements, (ii) Liabilities which have been incurred in the Ordinary Course of the Business and in accordance with standard, customary and historical practices and experiences of the Company, and (iii) Liabilities expressly set forth, as to the nature and amount thereof, on SCHEDULE 3.27. In no event shall the Company or the

Purchaser be liable for (or have paid any) legal, accounting or other costs or expenses incurred by the Company or any Seller in connection with the transfer of the Subject Shares or the Walker Real Property, or any of the transactions contemplated in this Agreement.

        3.28 LITIGATION. Except as set forth on SCHEDULE 3.28, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting the Company, its Affiliates, the Assets, the Leased Assets, the Walker Real Property or the Business.

        3.29   TAX MATTERS.

        (A) The Company has filed all tax returns that the Company was required to file, and all such tax returns were correct and complete in all respects. All taxes owed by the Company (whether or not shown on any tax return) have been paid. Except for an extension through July 15, 1997, which the Company has obtained with respect to the filing of its 1996 federal income tax return and the extension of its Louisiana income tax return, both of which returns will be filed prior to the Closing, the Company is not the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns, that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax.

        (B) The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (C) No Seller or director or officer (or employee responsible for tax matters) of the Company has reason to believe that any authority might assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers or the directors and officers (and employees responsible for tax matters) of the Company has knowledge. SCHEDULE 3.29 lists all federal, state, local, and foreign income tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1989, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. The Sellers have delivered to the Purchaser correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1989.

        (D) The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

        3.30 COMPLIANCE WITH LAWS. Except as to matters pertaining to Environmental, Health & Safety Laws specifically described in SCHEDULE 3.31, the Company has complied with, and is not in violation of, applicable federal, state or local ordinances, statutes, laws, rules, restrictions and regulations (including, without limitation, any applicable building, zoning, Environmental, Health & Safety Laws or other law, ordinance or regulation) that affects, or is likely to affect, directly or indirectly, the Business, the Assets, the Leased Assets, the Real Property or the customers, suppliers or financial prospects of the Company. Except as to matters pertaining to Environmental, Health & Safety Laws specifically described in SCHEDULE 3.31, there are not any uncured violations of federal, state or local laws, ordinances, statutes, orders, rules, restrictions, regulations or requirements affecting any portion of the Business, the Real Property, the Assets or the Leased Assets, and neither any of the Assets, the Leased Assets or the Real Property, nor the operation thereof nor the conduct of the Business, violates any applicable federal, state or municipal laws, ordinances, orders, regulations or requirements.

        3.31 ENVIRONMENTAL, HEALTH & SAFETY LAWS. Except as described on
SCHEDULE 3.31 (i) neither the ownership nor the operation of the Business, the Assets, the Leased Assets or the Real Property has violated or violates any Environmental, Health & Safety Laws, (ii) neither the Real Property, nor any real property previously owned or occupied by the Company, nor to the knowledge of the Sellers any property adjacent to any of the foregoing, has been used for the use, manufacture, storage, treatment, generation, transportation, processing, handling or disposal of any solid, hazardous, industrial or toxic pollutant, contaminant, substance or waste in violation of any Environmental, Health & Safety Laws, (iii) neither the Company nor any of the Sellers has received nor has knowledge of any notice of or any threat of any claim, suit, proceeding, inquiry, investigation, citation, notice, violation, consent order or judicial or administrative action arising out of or based upon any Environmental, Health & Safety Laws, (iv) no solid, hazardous, industrial or toxic pollutant, contaminant, substance or waste has been disposed of, spilled onto, discharged or released (as those terms are defined in the Environmental, Health & Safety Laws) on or within the Real Property or, to the best of Sellers' knowledge, any property adjacent thereto, nor any real property previously owned or occupied by the Company, (v) no underground storage tanks, above ground storage tanks, solid or hazardous waste management units, wells, underground injection systems, landfills, lagoons, settling ponds or any other impoundment used to treat, store or dispose of any solid, hazardous or toxic substances, pollutants, contaminants or wastes regulated by the Environmental Health & Safety Laws have ever been placed on the Real Property, and if any underground storage tanks are disclosed in SCHEDULE 3.31, none of such tanks are leaking,
(vi) neither the Company nor any of the Sellers have received notice of any past, present or future event, condition, circumstance, activity, practice, incident or action or plan which may interfere with or prevent compliance or continued compliance with the Environmental, Health & Safety Laws or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, lawsuit, proceeding, hearing, study or investigation, based on, related to, or alleging any violation of the Environmental Health & Safety Laws, and (vii) all wastes generated by the Company have been treated and/or disposed of at appropriately licensed recycling, reclamation, reuse, or treatment, storage and disposal facilities. Except as to matters pertaining to Environmental, Health & Safety Laws specifically described in SCHEDULE 3.31, there is no environmental condition relating to any of the Assets, the Leased Assets, the Real Property or the Business that may reasonably be expected to have a materially adverse effect on any of the Assets, the Leased Assets, the Real Property or the Business or the value thereof.

Except as to matters pertaining to Environmental, Health & Safety Laws specifically described in SCHEDULE 3.31, the Company has all permits, licenses, franchises, operating authorities and other authorizations or documented exemptions or variances thereto necessary to the conduct of the Business in the manner and in the areas in which the Business is presently conducted, and all such permits, licenses, franchises, and authorizations are valid and in full force and effect. The Company is in full compliance with all the terms and conditions of such permits, licenses, franchises, or other authorizations, and has not engaged in any activity which could cause the revocation or suspension of any such permits, licenses, franchises, or other authorizations. No actions or proceedings looking to or contemplating revocation or suspension of any thereof are pending or, to the best knowledge and reasonable belief of Sellers, threatened.

        3.32 FINANCIAL STATEMENTS. The Audited Financial Statements (I) are true, complete, and correct in all material respects, (ii) fairly and accurately present the financial position of the Company as of the periods described therein, and the results of the operations of the Company for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied. Sellers shall also furnish to Purchaser, immediately when available and in any event at least fifteen (15) business days prior to the Closing Date, all available interim financial statements and balance sheets of the Company (and in any event through at least through March 31, 1997), and including the Closing Financial Statements, all of which shall (i) be true, complete, and correct in all material respects, (ii) fairly and accurately present the financial position of the Company as of the periods described therein, and the results of the operations of the Company for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied (except that the interim financial statements, including the Closing Financial Statements, may omit certain footnote disclosures normally required by GAAP, the omission of which, in the good faith opinion of Sellers, will not cause such financial statements to be materially misleading), and (iv) reflect all necessary eliminating entries and normal adjustments.

        3.33 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
SCHEDULE 3.33, since the Balance Sheet Date, there has been no:

               (A) material adverse change in the financial condition, liabilities, business or prospects of the Company, nor in the Walker Real Property;

               (B) loss, destruction or damage to any property of the Company or the Walker Real Property, whether or not insured;

               (C) acquisition or disposition of any material assets, individually or in the aggregate, nor any material contract, commitment or obligation entered into or incurred by the Company, nor any other transaction by the Company, other than for value in the Ordinary Course of Business and in accordance with prudent business practices;

               (D) labor trouble, pending or threatened, involving the Company, or change in the personnel of the Company or the terms or conditions of their employment;

               (E) other event or condition of any character that has or might reasonably be expected to have an adverse effect on the financial condition, business, liabilities or prospects of the Company, or the Walker Real Property.

        3.34 CUSTOMERS. SCHEDULE 3.34 to this Agreement is a correct and current list of all customers of the Company, together with summaries of the sales made to each customer during the two most recent fiscal years of the Company. Except as indicated in SCHEDULE 3.34, Sellers do not have any information, nor are they aware of any facts, indicating that any of these customers intend to cease doing business with the Company, or to materially alter the volume or terms of such business.

        3.35 INTERESTS IN CUSTOMERS, SUPPLIERS AND COMPETITORS. None of the Sellers, and no shareholder, officer, director or employee (nor any former shareholder, officer, director or employee) of the Company, nor to the best knowledge and reasonable belief of Sellers any relative of any of them, has any direct or indirect interest in any competitor, supplier or customer of the Company, or any person or other entity who has done business with the Company in the twenty-four (24) months preceding the Closing.

        3.36 CORPORATE DOCUMENTS. Sellers have furnished to Purchaser for its examination (i) true, complete and correct copies of the certificates or articles of incorporation and bylaws of the Company, as amended to date; (ii) true, complete and correct copies of the contents of the minute books of the Company (including proceedings of audit and other committees), each of which contains all records for all proceedings, consents, actions and meetings of the shareholders, board of directors and committees, of the Company since its date of incorporation.

        3.37 ADVERSE INFORMATION. Neither the Company nor any of the Sellers has any information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any event, fact or circumstance which will, or could be reasonably expected to, have a material adverse effect on the Company or its condition, financial or otherwise, the Assets, the Leased Assets, the Walker Real Property or the condition, value or operation thereof.

        3.38 DISCLOSURE. Sellers have provided to Purchaser actual copies of all Contracts, documents concerning all litigation and administrative proceedings, employee benefit plans, Licenses, insurance policies, lists of suppliers, customers, and Employees, and corporate and partnership records relating to the Company or its assets and liabilities, the Business and the Walker Real Property, and such information covers all material commitments and liabilities of the Company. In addition, (i) Purchaser has been kept fully informed with respect to all material developments in the business of the Company since the Balance Sheet Date, (ii) management of the Company has not made any material business decisions, nor taken any material actions, since the Balance Sheet Date of which Purchaser has not been advised, and (iii) Purchaser and its agents have been granted unlimited access to the books and records of the Company (whether retained electronically, on disc or on paper).

        3.39 FULL DISCLOSURE. This Agreement, the schedules and exhibits hereto, and all other documents and written information furnished by the Sellers, the Company, or their Affiliates on behalf of Sellers, the Company or their respective Affiliates, to Purchaser or its representatives pursuant hereto or in connection herewith, are true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts or circumstances relating to the Business or the Company's liabilities, prospects, operations or financial condition, or the Walker Real Property, which materially and adversely affect or, so far as the Sellers can now reasonably foresee, will materially and adversely affect, the Business, the Company or the assets, liabilities, prospects, operations or financial condition thereof, the Walker Real Property, or the ability of the Sellers to perform this Agreement or the obligations of any Seller hereunder.

        ALL OF THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT SHALL BE TRUE, COMPLETE AND CORRECT AS OF THE DATE OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN MADE AGAIN AT AND AS OF THE CLOSING DATE, AND THEN SHALL BE TRUE, COMPLETE AND CORRECT IN ALL RESPECTS, AND SHALL SURVIVE THE CLOSING AND THE EXECUTION AND DELIVERY OF ALL DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION THEREWITH.

                                   ARTICLE IV
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

        Purchaser represents and warrants that:

        4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

        4.2 AUTHORITY. Purchaser has the right, power, legal capacity, and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by Purchaser's Board of Directors, which constitutes all of the necessary corporate action for Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

        4.3 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.3, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery or performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

        4.4 VALID AND BINDING OBLIGATIONS. Upon execution and delivery, this Agreement and each document, instrument or agreement to be executed by Purchaser in connection herewith will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as same may be limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

        ALL OF THE REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN THIS AGREEMENT SHALL BE TRUE, COMPLETE AND CORRECT AS OF THE DATE OF THIS AGREEMENT AND SHALL BE DEEMED TO HAVE BEEN MADE AGAIN AT AND AS OF THE CLOSING DATE, AND THEN SHALL BE TRUE, COMPLETE AND CORRECT IN ALL RESPECTS, AND SHALL SURVIVE THE CLOSING AND THE EXECUTION AND DELIVERY OF ALL DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION THEREWITH.

                                    ARTICLE V
                            ADDITIONAL WARRANTIES AND
                        CERTAIN COVENANTS AND AGREEMENTS

        5.1 SELLERS' COVENANTS. Sellers jointly and severally represent, warrant, covenant and agree that from the Balance Sheet Date through the Closing
Date:

               (A) the Company and the Sellers have used and will use their best efforts to preserve the business organization of the Company intact, to keep available to the Business the Employees, and to preserve the present relationships of the Company with its suppliers, customers and others having business relationships with it;

               (B) the Company has maintained and will maintain its existing insurance as to the Business and the Assets (and as applicable, the Leased Assets);

               (C) Mr. Walker has maintained and will maintain the existing insurance as to the Walker Real Property;

               (D) the Company has maintained and operated and will maintain and operate the Business in a good and businesslike manner in accordance with good and prudent business practices and the Company's historical policies;

               (E) the Company has maintained and operated, and will continue to maintain and operate, the Assets and the Leased Assets, including the Real Property, in a good and businesslike manner in accordance with good and prudent business practices and the Company's historical policies, in as good working order and condition as existed as of the Balance Sheet Date, ordinary wear and tear excepted;

               (F) the Company has not issued or sold, nor directly or indirectly redeemed or acquired, and will not issue or sell, nor directly or indirectly redeem or acquire, any shares of its capital stock, or any other of its securities, or granted or agreed to grant any options or rights with respect thereto, and has not changed nor agreed to change and will not change nor agree to change its capital structure;

               (G) the Company has not declared, set aside nor paid and will not declare, set aside nor pay a dividend or other distribution with respect to its capital stock;

               (H) the Company has not made and will not make any payment of any type to the holders of any capital stock of the Company or any of their Affiliates, other than ordinary salary or expenses which have been fully disclosed to Purchaser; or

               (I) the Company has neither waived nor released and will not waive nor release any material right of or material claim held by it, and has not discounted and will not discount any of its receivables;

               (J) the Company has not acquired nor disposed of and will not acquire nor dispose of, any material assets, individually or in the aggregate, and has not entered into and will not enter into any contract or arrangement therefor, and has not entered into and will not enter into any other transaction other than for value in the Ordinary Course of Business and in accordance with prudent business practices;

               (K) the Company has not revalued and will not revalue any of its assets or liabilities;

               (L) the Company has not changed and will not change the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, agents or other personnel, and has not declared, made or committed, and will not declare, make or commit to any kind of payment of a bonus or other additional salary or compensation to any such person, except for customary bonuses (not to exceed an aggregate of $52,000) paid to various Walker family members employed by the Company, for the purpose of paying life insurance premiums;

               (M) the Company has not made and will not make a loan to any person or entity, and has not guarantied and will not guaranty any loan;

               (N) the Company has not amended nor terminated, and will not amend nor terminate, any material contract, agreement, permit or license to which the Company is a party, or by which the Company or any of the Assets or Leased Assets are bound;

               (O) Neither Mr. Walker nor Ms. Walker has amended or terminated, and neither will amend or terminate, any material contract, agreement, permit or license to which he or she is a party, or by which he, she or the Walker Real Property is bound;

               (P) the Company has maintained and will maintain all debt and lease instruments, and has not entered into and will not enter into any new or amended debt or lease instruments, without the prior written approval of Purchaser;

               (Q) the Company has not entered into and will not enter into any agreement or instrument which would constitute an encumbrance, mortgage or pledge of the Assets, or which would bind Purchaser, the Company or the Assets after Closing, which have been entered into outside the normal scope of maintaining and operating the Business and the Assets in the Ordinary Course of Business;

               (R) Neither Mr. Walker nor Ms. Walker has entered into, and neither of them will not enter into, any agreement or instrument which would constitute an encumbrance, mortgage or pledge of the Walker Real Property, or which would bind Purchaser or the Walker Real Property after Closing;

               (S) the Company has not removed, nor permitted the removal of, and will not remove nor permit the removal of, any personal property or fixtures from the Real Property, unless such personal property or fixtures are replaced with an item of at least equal value that is properly suited for its intended purpose, other than inventory sold in the Ordinary Course of Business, or other personal property in an amount which is not material, either individually or in the aggregate;

               (T) the Company and the Sellers will afford Purchaser the continuing right to review and inspect the Assets and the Leased Assets, including the Real Property, at reasonable hours, and any and all books, records, contracts, and other documents or data pertaining to the ownership, use, insurance, operation, renovation and maintenance of the Assets and Leased Assets, including the Real Property, and the Business;

               (U) the Company and the Sellers will afford Purchaser free and open access to the Employees during regular business hours, to assist Purchaser in the contemplated due diligence review, and to allow Purchaser to gather information to make employment decisions to be effective after Closing;

               (V) the Company has performed and will perform all of the Company's obligations under all contracts and commitments applicable to the Company, the Assets and the Leased Assets, and has maintained and will maintain the Company's books of account and records in the usual, regular and customary manner;

               (W) except as otherwise expressly set forth in this Agreement, the Company has complied and will comply with all statutes, laws, ordinances and regulations applicable to the Company, the Assets, the Leased Assets, the Walker Real Property and the conduct of the Business and will provide Purchaser with immediate notice of any violation of any Environmental, Health & Safety Laws;

               (X) the Company has paid and will pay in the Ordinary Course of Business all bills and other payments due with respect to the ownership, use, insurance, operation and maintenance of the Business, the Assets, the Leased Assets and the Walker Real Property, as and when such bills or other payments were due, and has taken and will take all action necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of the Assets, the Leased Assets, or the Walker Real Property, provided however, that the Company shall not make any expenditures outside the Ordinary Course of Business, nor any capital expenditures, individually or in the aggregate in excess of $3,000, without the prior written approval of Purchaser;

               (Y) the Company has not made and will not make any material changes in its management, operations, accounting or business practices or methods (including without limitation, any change in depreciation or amortization policies or rates), nor negotiate or pursue the acquisition or the start-up of any new business or line of business;

               (Z) all revenues or cash or other receipts from all sources in all media received by the Company have been deposited and will be deposited in the Company's account;

               (AA) the Sellers will cause all of the representations and warranties set forth in SECTION 3.33 hereof to be and remain true, complete and correct as of the Closing;

               (BB) to the extent any Seller receives notice, such Seller will immediately advise Purchaser in writing of any material adverse change in the financial condition, results of operations, business or prospects of the Company, and any material adverse change in the Walker Real Property, and any event which could reasonably be expected to result in such a change; and

               (CC) there has been no agreement by the Company to do any of the things described above in this SECTION 5.1 which, if such were to occur between the Balance Sheet Date and the Closing Date, would constitute a breach of a covenant contained in this SECTION 5.1.

        5.2 THIRD PARTY CONSENTS. Sellers shall use their best efforts to obtain the respective consents or approvals of each third party whose consent or approval is required for the consummation of the transactions contemplated hereby.

        5.3 TITLE COMMITMENT. Within ten (10) business days from the date of execution hereof, Mr. Walker shall cause Commonwealth Land Title Insurance Company (the "Title Company") to deliver to Purchaser and Purchaser's attorney an up-to-date and complete Commitment for Title Insurance (herein called "Title Commitment") issued by the Title Company and covering the Walker Real Property, together with legible copies of all documents and instruments referenced therein showing the title of Mr. Walker and Ms. Walker to the Walker Real Property to be good, marketable, indefeasible and insurable in accordance with the terms hereof. Mr. Walker shall cause the Title Company to continually update and renew the Title Commitment prior to its contractual expiration and the Closing, and deliver same to Purchaser and Purchaser's attorney together with legible copies of all documents and instruments relating to any new matters reflected thereon. Mr. Walker is hereby obligated, at Mr. Walker's sole cost and expense, to remove or cure at or before Closing (i) all mortgages, deeds of trust, judgments, liens, mechanics' and materialmen's liens, and all other liens against the Walker Real Property, whether or not Purchaser objects to such liens prior to Closing, as well (ii) any other easements, rights of ways, covenants, set-back lines, restrictions or other matters set forth in the Title Commitment to which Purchaser objects. Mr. Walker shall have until the Closing Date to cure any of the foregoing, and to deliver notice thereof to Purchaser and Purchaser's attorney, together with written or other evidence, acceptable to Purchaser, that the same have been cured. Mr. Walker must exercise due diligence and exert his best efforts to cure Purchaser's objections.

        5.4 TITLE INSURANCE. Mr. Walker shall cause the Title Company to issue through its underwriter and deliver to Purchaser or the Company, as applicable, at Closing, or within a reasonable time thereafter (provided that an updated Title Commitment is delivered at Closing), an Owner's Policy of Title Insurance (herein called "Title Policy"), insuring title to the Walker Real Property in an amount equal to the Walker Real Property Value, naming Purchaser or the Company, as applicable, their successors or assigns, as the insured, and subject only to those matters to which Purchaser consents in writing (collectively, the "Permitted Exceptions"). Mr. Walker and the Company shall evenly divide the cost and expense associated with obtaining the Title Policy.

        5.5 CURRENT SURVEY. Within ten (10) business days from the date of execution hereof, Mr. Walker, at Mr. Walker's sole cost and expense, shall deliver to Purchaser five (5) certified copies and one (1) reproducible copy of a current on-the-ground survey (herein called "Survey") and five (5) copies of the metes and bounds description of the Walker Real Property prepared by a duly licensed land surveyor acceptable to Purchaser and the Title Company. Review of, objection to and cure of objectionable matters reflected on the Survey shall be handled in the same manner and within the same time periods as provided in
SECTION 5.3 above for review of, objection to and cure of objectionable matters reflected in the Title Commitment. The survey shall (a) reflect all matters deemed Permitted Exceptions hereunder and all exceptions to title reflected in the Real Property Records of Calcasieu Parish, Louisiana, and the recording data identifying same; (b) locate all improvements on the Walker Real Property including, without limitation, any signs, fences and walkways and the distance between them and all boundaries and building setback lines; any easements under, over or across the Walker Real Property, whether for utilities or otherwise; any rights-of-way, streets, alleys or roadways adjacent to, passing across or giving access to or from the Walker Real Property, whether publicly or privately dedicated; any encroachments, buffer zones or uses upon the Walker Real Property or between the Walker Real Property and adjacent property, and the size and dimensions thereof; any ponds, creeks, rivers or other bodies of water on the Walker Real Property to the high bank thereof; any portion of the Walker Real Property within a flood plain or flood prone area designated as such by the Federal Flood Insurance Administration of the Department of Housing and Urban Development, or other governmental authority, whether federal, state or local; all building setback lines, whether created by instruments of public record or a governmental entity with authority to do so; and any other physical items observed by the surveyor either on or affecting the Walker Real Property; (c) contain the surveyor's registered number and seal, the date of the survey, and a certificate which shall be addressed to Purchaser and the Company, , and their respective successors and assigns, the Title Company and other interested parties, and shall state that the survey is true and correct; that the survey reflects all conditions affecting the Walker Real Property set forth in the Title Commitment, or of record in the appropriate real property records, or observed by the surveyor; that the Walker Real Property has unlimited access to and from the publicly dedicated rights-of way shown thereon and that no gaps or strips of land exist between the boundaries of the Walker Real Property and those rights-of-way; that no portion of the Walker Real Property lies within a flood plain or flood prone area; and (d) otherwise be in form and content acceptable to Purchaser.

        5.6 ENVIRONMENTAL SITE ASSESSMENT. Purchaser may, at Purchaser's sole cost and expense, arrange for a complete Phase I environmental site assessment or such other environmental due diligence as Purchaser may elect (in any event, the "Site Assessment") on the Real Property for the purpose of determining whether there exists on the Real Property any environmental condition that could result in any liability, cost or expense to the owner, occupier, or operator of such property arising under any applicable law. The Site Assessment may be performed at any time or any times, upon reasonable notice, and under reasonable conditions established by Mr. Walker that do not impede the performance of the Site Assessment, and Purchaser and its agents and environmental consultants are hereby authorized (a) to enter upon the Real Property for such purposes, (b) to perform both above and below the ground testing for environmental damage or the presence of hazardous substances, solid wastes, or other substances known or suspected to pose a threat to health or the environment on the Real Property, and (c) to conduct such other tests on the Real Property as may be necessary to conduct the Site Assessment in the reasonable opinion of Purchaser, its agents or consultants. Mr. Walker and Sellers will supply to Purchaser, its agents and consultants such historical and operational information regarding the Real Property as may be reasonably requested to facilitate the Site Assessment and will make available for meetings appropriate personnel having knowledge of such matters. In the event that the results of the Site Assessment are unsatisfactory in the good faith reasonable business judgment of Purchaser, then Purchaser may terminate this Agreement.

        5.7 COMPETING PROPOSALS. In consideration of the time and money that Purchaser has spent and will spend in connection with the preparation of this Agreement and other agreements required to complete the transactions contemplated herein and in performing its due diligence with respect thereto, each of the Sellers and the Company Agrees that until June 15, 1997, each will not initiate, and will not permit the Company to initiate, directly or indirectly, contact with any person or entity in an effort to solicit any takeover proposal, nor will any of them authorize any officer, director or employee of the Company, or any investment banker, attorney, accountant or any representative, to directly or indirectly initiate any such contact. As used in this SECTION 5.7, "takeover proposal" shall mean any proposal for an acquisition, merger or other business combination involving the Company or for the acquisition of a substantial equity interest therein or a substantial portion of any of their assets, other than the transaction contemplated by this Agreement. Further, prior to June 15, 1997, the Sellers will not, and will not permit the Company to, directly or indirectly, cooperate or negotiate with, or furnish or cause to be furnished any non-public information concerning the Business, properties or assets to, any person or entity in connection with any takeover proposal. Sellers shall immediately notify Purchaser orally of, and confirm in writing, all relevant details relating to any takeover proposal which Sellers or the Company may receive. Sellers will use their best efforts to consummate the transactions contemplated in this Agreement on the Closing Date, and will, at or prior to Closing, take all necessary action to perform their obligations under this Agreement.

        5.8 DUE DILIGENCE; COOPERATION; SATISFACTION OF CONDITIONS. From the date hereof through the Closing, expiration or other termination hereof, Sellers and the Company will afford the Purchaser full and free access to the Company and its management, employees, properties, contracts, books and records and all other documents and data. Such access shall include the completion of review by the Purchaser and its management, agents, lenders, investment bankers, accountants and attorneys of the financial condition, business, prospects, operations, property and plant and equipment of the Company and any of its Affiliates. Sellers shall (a) give assistance, to the extent within their control, to Purchaser in preparing any required filings and seeking any required consents or approvals in any manner reasonably requested, and (b) use their best efforts to pursue, to the extent within their control, the satisfaction of all other conditions to the consummation of the transactions contemplated herein. Upon the fulfillment of all the conditions precedent to the obligations of the Parties contained herein, Sellers will forthwith proceed to Closing.

        5.9 COMPANY'S INDEBTEDNESS; SELLER LOANS. At Closing, Sellers shall cause the indebtedness of the Company to third parties to be not more than Three Million and No/100 Dollars ($3,000,000.00) (exclusive of trade payables). Following the Closing, and in no event more than one hundred twenty (120) days after the Closing Date, Purchaser will use reasonable efforts to have the Sellers released from any and all guarantees of the indebtedness of the Company. There is not, and at Closing there will not be, any indebtedness owed by the Company to any shareholder, (other than salary accrued in the ordinary course of business) Mr. Walker shall repay to the Company at Closing the indebtedness owed by him to the Company, which as of the date hereof has an outstanding balance, principal and interest, of $68,555.64. Such indebtedness represents and at Closing will represent, all indebtedness owed to the Company by any Seller.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

        6.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, as of the Closing Date, of the following respective conditions (any of which may be waived in whole or in part in writing by Purchaser at or prior to the Closing):

               (A) REPRESENTATIONS AND WARRANTIES OF SELLERS TO BE TRUE. The representations and warranties of Sellers herein contained shall be true, complete and correct in all material respects at the Closing Date with the same effect as though made at Closing (except insofar as such representations and warranties are given as of a particular date) except to the extent waived hereunder or affected by the transactions contemplated or permitted herein.

               (B) PERFORMANCE BY SELLERS. Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

               (C) NO LEGAL PROCEEDINGS. No injunction shall have been obtained, and no suit, action or other proceeding shall be pending before any court or governmental agency, in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, the Additional Acquisitions or the IPO, or in which it is sought to obtain damages in connection therewith, or involving a claim that the consummation of the transactions contemplated hereby, the Additional Acquisitions or the IPO would result in a violation of any law, decree or regulation of any government or agency thereof having jurisdiction. There shall not have been enacted, voted or promulgated by any legislative or administrative body having jurisdiction any legislation, ruling or decree which in the reasonable judgment of Purchaser would be materially prejudicial to Purchaser with respect to the transactions contemplated by this Agreement, the Additional Acquisitions or the IPO.

               (D) PREMERGER ACT. If required by applicable law, Purchaser and Sellers shall have previously submitted a premerger notification report form as required by the Hart-Scott-Rodino Antitrust Improvements Act (the "Premerger Act") to the Federal Trade Commission (the "FTC") and the Justice Department and the applicable waiting period pursuant to the Premerger Act shall have passed or been terminated early without the FTC or the Justice Department challenging, questioning or requesting additional information (which request remains unsatisfied) with respect to the transactions contemplated by this Agreement.

               (E) STATUTORY REQUIREMENTS. All other statutory requirements for the valid consummation by Purchaser of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Purchaser of the transactions contemplated by this Agreement and to permit the businesses presently carried on by the Purchaser, and the Company to continue unimpaired immediately following the Closing, shall have been obtained and shall be in full force and effect.

               (F) REQUIRED CONSENTS. Sellers shall have obtained the written consent or approval of each person listed on SCHEDULE 3.3, in form and content reasonably acceptable to Purchaser. Purchaser shall have obtained all governmental, lender or third party approvals required to be obtained in connection with the consummation of the Additional Acquisition and the IPO.

               (G) RESIGNATIONS OF DIRECTORS AND OFFICERS. There shall have been delivered to Purchaser the immediately effective written resignations of such directors and officers of the Company as Purchaser may request.

               (H) ACCOUNTING AND TAX TREATMENT. The Parties intend that the acquisition of the Subject Shares will be treated as a stock purchase under generally accepted accounting principles. At Purchaser's option, Sellers will join with Purchaser in making an election under Section 338(h)(10) of the Internal Revenue Code (and any corresponding elections under state or local tax law) with respect to the purchase and sale of the Company. The Shareholders will have opportunity to review any election forms prior to filing. The Purchaser shall promptly reimburse the Sellers the amount equal to the amount of any tax liability realized and paid by Sellers as a result of any such election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) contemplated herein.

               (I) FINANCIAL DUE DILIGENCE. Purchaser shall have completed, to the satisfaction of Purchaser and its officers, directors, attorneys, accountants and other representatives, reasonable due diligence regarding the operations and financial condition of the Company.

               (J) FINANCIAL STATEMENT REVIEW; FISCAL 1996 EBIT; OUTSTANDING INDEBTEDNESS. Purchaser shall have completed a review of the Audited Financial Statements, the Closing Financial Statements and all interim financial statements of the Company, and determined, to the satisfaction of Purchaser and its officers, directors, attorneys, accountants and other representatives, that (i) the Audited Financial Statements and such other financial statements are true, complete and accurate in all respects, and (ii) no material adverse change in the financial condition, results of operations, Business or prospects of the Company has occurred since the Balance Sheet Date. The Purchaser's independent accountant shall have also determined that the historical financial statements of the Company are suitable or readily adaptable for incorporation into the registration statements and annual and other reports to be filed by the Purchaser with the Securities and Exchange Commission. Further, the Audited Financial Statements shall indicate that the Company's EBIT for the fiscal year ended October 31, 1996, equals or exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00). Finally, in the event that the Company's Indebtedness (exclusive of trade payables) exceeds $3,000,000, in violation of Sellers' covenant set forth in SECTION 5.9, Purchaser may elect to waive this condition and proceed to Closing, in which event the Purchase Price shall be reduced by the amount of the excess. This reduction shall be effected first by reducing the amount of cash payable at Closing, and then by reducing the aggregate original principal amount of the Convertible Notes.

               (K) ENVIRONMENTAL, HEALTH AND SAFETY DUE DILIGENCE. Purchaser shall have completed, to the satisfaction of Purchaser and its officers, directors, attorneys, accountants and other representatives, reasonable due diligence regarding the environmental practices and procedures of the Company, including without limitation compliance by the Company with Environmental, Health & Safety Laws, and the existence of any solid, hazardous, industrial, or toxic pollutants, contaminants, substances or wastes on any of the Real Property, and determined that, except as to matters pertaining to Environmental, Health & Safety Laws specifically described in SCHEDULE 3.31, there exist no material actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, health or safety concerns.

               (L) PERMIT AND LICENSE DUE DILIGENCE. Purchaser shall have completed, to the satisfaction of Purchaser and its officers, directors, attorneys, accountants and other representatives, reasonable due diligence in order to verify the existence and sufficiency of all operating permits, licenses and authorities necessary or advisable for the operation of the Business.

               (M) NO MATERIAL ADVERSE CHANGE. Except for matters of a general economic or political nature, no event or series of events shall have occurred between the Balance Sheet Date and the Closing Date, the effect of which is or may reasonably be expected to be materially adverse to the business, prospects or financial condition of the Company, other than the information already disclosed to Purchaser by Sellers pursuant to this Agreement. As of the date of this Agreement, Sellers hereby represent and warrant that none of them is aware of any such event or series of events which would represent such a change from the information already disclosed. Any material change in any disclosure set forth in any of the Schedules to the Agreement shall for purposes of this condition be deemed to be a material adverse change.

               (N) TITLE AND SURVEY DUE DILIGENCE. Acceptable title, survey, environmental and other conditions exist as provided in Article V hereof.

               (O) PROPERTY CONDITION. The Walker Real Property shall not have been damaged by fire, vandalism, acts of God, or other casualty or cause, unless Sellers have diligently repaired and restored the Walker Real Property, at Sellers' sole cost and expense and subject to the supervision, control and consent of Purchaser, to a condition at least as good as the condition in which the Walker Real Property exists on the date of execution hereof.

               (P) CONDEMNATION. Neither the Walker Real Property, nor any portion thereof, shall have been taken, or threatened with taking, by eminent domain. If only part of the Walker Real Property is so taken, Purchaser shall have the option of (i) proceeding with the Closing and acquiring the Walker Real Property as affected by such taking, together with all compensation and damages awarded or the right to receive same, or (ii) canceling this Agreement. If Purchaser elects option (i) above, Mr. Walker agrees to assign to Purchaser, or at the option of Purchaser to the Company, at Closing his rights to such compensation and damages, and will not settle any proceedings relating to such taking without Purchaser's prior written consent.

               (Q) CONTEMPORANEOUS CLOSING. Purchaser shall acquire the Walker Real Property and all of the Subject Shares contemporaneously at Closing, in accordance with the terms and provisions of this Agreement.

               (R) APPROVAL OF DOCUMENTS. The form and substance of the Audited Financial Statements, all interim financial statements, including the Closing Financial Statements, and all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

Purchaser may waive any or all of the foregoing conditions in whole or in part only in writing but without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any other conditions or of its other rights or remedies, at law or in equity, if Sellers shall be in default of any of their representations, warranties, covenants or agreements under this Agreement.

        6.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers' hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, as of the Closing Date, of the following respective conditions (any of which may be waived in whole or in part in writing by Sellers at or prior to the Closing):

               (A) REPRESENTATIONS AND WARRANTIES OF PURCHASER TO BE TRUE. The representations and warranties of Purchaser herein contained shall be true, complete and correct in all material respects at the Closing Date with the same effect as though made at Closing (except insofar as such representations and warranties are given as of a particular date) except to the extent waived hereunder or affected by the transactions contemplated or permitted herein.

               (B) PERFORMANCE BY PURCHASER. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

               (C) NO LEGAL PROCEEDINGS. No injunction shall have been obtained, and no suit, action or other proceeding shall be pending before any court or governmental agency, in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which it is sought to obtain damages in connection therewith, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government or agency thereof having jurisdiction. There shall not have been enacted, voted or promulgated by any legislative or administrative body having jurisdiction any legislation, ruling or decree which in the reasonable judgment of Sellers would be materially prejudicial to Sellers with respect to the transactions contemplated by this Agreement.

               (D) PREMERGER ACT. If required by applicable law, Purchaser and Sellers shall have previously submitted a premerger notification report form as required by the Premerger Act to the FTC and the Justice Department and the applicable waiting period pursuant to the Premerger Act shall have passed or been terminated early without the FTC or the Justice Department challenging, questioning or requesting additional information (which request remains unsatisfied) with respect to the transactions contemplated by this Agreement.

               (E) STATUTORY REQUIREMENTS. All other statutory requirements for the valid consummation by Sellers of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Sellers of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

               (F) REQUIRED CONSENTS. Purchaser shall have obtained the written consent or approval of each person listed on SCHEDULE 4.3, in form and content reasonably acceptable to Sellers.

               (G) ACCOUNTING AND TAX TREATMENT. The Parties intend that the acquisition of the Subject Shares be treated as a stock purchase under generally accepted accounting principles. At Purchaser's option, Sellers will join with Purchaser in making an election under Section 338(h)(10) of the Internal Revenue Code (and any corresponding elections under state or local tax law) with respect to the purchase and sale of the Company. The Shareholders will have opportunity to review any election forms prior to filing.

               (H) NO MATERIAL ADVERSE CHANGE. Except for matters of a general economic or political nature, no event or series of events shall have occurred between the Balance Sheet Date and the Closing Date, the effect of which is or may reasonably be expected to be materially adverse to the business, prospects or financial condition of Purchaser, other than the information already disclosed to Sellers by Purchaser pursuant to this Agreement. As of the date of this Agreement, Purchaser hereby represents and warrants that it is not aware of any such event or series of events which would represent such a change from the information already disclosed.

               (I) APPROVAL OF DOCUMENTS. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Sellers under this Agreement shall be satisfactory in all reasonable respects to Sellers and their counsel.

Sellers may waive any or all of the foregoing conditions in whole or in part only in writing but without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Sellers of any other conditions or of their other rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties, covenants or agreements under this Agreement.


                                   ARTICLE VII
                                   THE CLOSING

        7.1 TIME AND PLACE. Delivery of the Stock Purchase Price by Purchaser to Sellers, and the transfer of the Subject Shares by Sellers, and the conveyance of the Walker Real Property to Purchaser or the Company, as applicable, and delivery to Mr. Walker of the Mortgage Note, and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Boyer, Ewing & Harris Incorporated, 9 Greenway Plaza Suite 3100, Houston, Texas 77046, at or about 10:00 a.m.
on the Closing Date.

        7.2 SELLERS' DELIVERIES. At or before the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

               (a) All of the stock certificates evidencing the Subject Shares, together with irrevocable stock powers in form and content acceptable to Purchaser, duly authorized and executed by the record holder of each such stock certificate;

               (b) An Investor Representation Letter in substantially the form attached hereto as EXHIBIT E executed by each of the Sellers with respect to each Seller's acquisition of a Convertible Note as part of the Stock Purchase Price at Closing;

               (c) Resignations of all directors as officers of the Company, effective as of the Closing;

               (d) Employment Agreement in substantially the form attached hereto as EXHIBIT F, duly executed by Mr. Walker (the "Walker Employment Agreement");

               (e) Confidentiality and Noncompetition Agreement in substantially the form attached hereto as EXHIBIT C, duly executed by Mr. Walker (the "Walker Noncompete Agreement");

               (f) Registration Rights Agreement in substantially the form attached hereto as EXHIBIT G, duly executed by all of the Sellers (the "Registration Rights Agreement");

               (g) Act of Sale and Vendor's Lien in substantially the form attached hereto as EXHIBIT H, duly executed by Mr. Walker and Ms. Walker, in order to convey the Walker Real Property to Purchaser or, at the option of Purchaser, to the Company;

               (h) The Title Policy, or the updated Title Commitment, together with payment of one-half (1/2) of the cost and expense of obtaining the Title Policy, as contemplated in SECTION 5.4 hereof;

               (i) Copies of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction, and the original of each invoice for current real estate and personal property taxes;

               (j) A sworn affidavit, in form and substance acceptable to the Purchaser and the Title Company, duly executed by Mr. Walker and acknowledged, stating, under penalty of perjury, that Mr. Walker is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of the United States, as amended through the Closing Date, and setting forth Mr. Walker's taxpayer identification number;

               (k) All original promissory notes or other debt instruments executed by the Company to any Seller, marked "Paid in Full;"

               (l) Payment of any outstanding amounts owed by any Seller to the Company, as expressly set forth in SECTION 5.9 hereof;

               (m) Such subordination or other agreements as the Company's lender may require with respect to payment of the Convertible Notes, or substantially in the form of EXHIBIT I;

               (n) An opinion of counsel issued by Roddy & Watson, counsel for Sellers, in form and content reasonably satisfactory to Purchaser and Purchaser's counsel;

               (o) Certificate in form and substance satisfactory to Purchaser, dated the Closing Date and executed by all of the Sellers, stating that after due inquiry, each of them has determined that (1) all of the Sellers' representations and warranties set forth in ARTICLE III of this Agreement are true, complete and correct as of the Closing Date, (2) Sellers' have performed all of the covenants and agreements to be performed by Sellers pursuant to ARTICLE V of this Agreement, and (3) all conditions to Closing set forth in SECTION 6.1 of this Agreement have been satisfied;

               (p) The Closing Financial Statements Certificates;

               (q) The certificates of existence, good standing and authority of the Company as contemplated in SECTION 3.1 of this Agreement;

               (r) Such documents as Purchaser may require in connection with the election under 338(h)(10) under the Internal Revenue Code (and any corresponding elections under state and local tax law);

               (s) Such consents, waivers, estoppel letters, lien releases or similar documentation as Purchaser shall request, in Purchaser's sole discretion, in connection with the transfer of the Subject Shares or the conveyance of the Walker Real Property; and

               (t) All other items required to be delivered hereunder or as may be reasonably requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Sellers' representations and warranties set forth herein, or any items requested by the Title Company.

In addition, Sellers will put Purchaser into full possession and enjoyment of the Company, the Business, the Assets, the Leased Assets, the Walker Real Property and all documents, books, records, agreements, and financial data of any sort relating to the Business or the Walker Real Property, immediately upon the occurrence of the Closing.

        7.3 PURCHASER'S OBLIGATIONS. At the Closing, Purchaser will deliver or cause to be delivered to Sellers, the following:

               (a) The Convertible Notes;

               (b) Certified check or wire transfer of funds to Mr. Walker in the amount of Ten Thousand and No/100 Dollars ($10,000.00), as payment of the independent consideration payable pursuant to SECTION 2.2 of this Agreement;

               (c) The Mortgage Note;

               (d) Guaranty of Specific Indebtedness in substantially the form attached hereto as EXHIBIT I, duly executed by Allwaste guaranteeing repayment of the Convertible Notes;

               (e) The Walker Employment Agreement, duly executed by the Purchaser;

               (f) The Walker Noncompete Agreement, duly executed by the Purchaser;

               (g) The Registration Rights Agreement, duly executed by Invatec;

               (h) Payment of any outstanding amounts payable to Sellers pursuant to SECTION 5.9 of this Agreement;

               (i) An opinion of counsel issued by Boyer, Ewing & Harris Incorporated, counsel for Purchaser, in form and content reasonably satisfactory to Sellers and Sellers' legal counsel;

               (j) Certificate in form and substance satisfactory to Sellers, dated the Closing Date and executed by Purchaser, stating that after due inquiry, Purchaser has determined that (1) all of Purchaser's representations and warranties set forth in ARTICLE IV of this Agreement are true, complete and correct as of the Closing Date, (2) Purchaser has performed all of the covenants and agreements to be performed by Purchaser pursuant to SECTION 5.9 of this Agreement, and (3) all conditions to Closing set forth in SECTION 6.2 of this Agreement have been satisfied;

               (k) Certified resolutions of the Board of Directors of Purchaser, in form and content reasonably acceptable to Sellers, authorizing the transactions contemplated herein; and

               (l) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Purchaser's representations and warranties set forth herein.

        7.4 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Each Seller, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning and confirming to Purchaser (or, with respect to the Walker Real Property, the Company), all of the Subject Shares, or if necessary, any of the Assets, and the Walker Real Property.

        7.5 PRORATION OF RENT AND AD VALOREM TAXES. Mr. Walker, Ms. Walker and Purchaser hereby agree that all ad valorem taxes on the Walker Real Property for the 1997 tax year, and any rental amounts owed by the Company to Mr. Walker and/or Ms. Walker for the month in which Closing occurs and disclosed to the Purchaser in the Schedules attached to this Agreement, shall be prorated as of the Closing Date.

                                  ARTICLE VIII
                       TERMINATION OF OBLIGATIONS, WAIVERS
            OF CONDITIONS, PAYMENT OF EXPENSES AND LIQUIDATED DAMAGES

        8.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated herein may be terminated at any time prior to Closing, as follows, and in no other manner:

               (A) MUTUAL CONSENT. By mutual written consent of Purchaser and Sellers;

               (B) EXPIRATION DATE. By either Purchaser or Sellers if Closing shall not have occurred on or before June 15, 1997 (as same may be extended by mutual agreement of the Purchaser and Sellers), provided, however, that the Party seeking to terminate shall be in compliance with all of its covenants and obligations hereunder.

               (C) PURCHASER'S OPTION. By the Board of Directors of Purchaser at any time after the Closing Date (as same may be extended by mutual agreement of the Purchaser and Sellers) if, by that date, the conditions set forth in SECTION 6.1 hereof have not been met, provided, however, that the failure to meet such conditions was not caused by the failure of Purchaser to perform any of its covenants or obligations hereunder.

               (D) SELLERS' OPTION. By any Seller at any time after the Closing Date (as same may be extended by mutual agreement of the Purchaser and Sellers) if, by that date, the conditions set forth in SECTION 6.2 hereof have not been met, provided, however, that the failure to meet such conditions was not caused by the failure of any Seller to perform any of his or her covenants or obligations hereunder.

        8.2 PAYMENT OF EXPENSES; WAIVER OF CONDITIONS. In the event that this Agreement shall be terminated pursuant to SECTION 8.1, all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to another (except by reason of default hereunder which has not been waived). Absent such default, each Party will pay all costs and expenses incident to such Party's negotiation and preparation of this Agreement and all documents, instruments and agreements relating to the transactions contemplated herein, and such Party's performance of and compliance with all agreements and conditions contained herein or therein on such Party's part to be performed or complied with, including the fees, expenses and disbursements of such Party's counsel, auditors and investment bankers. If any of the conditions specified in
SECTION 6.1 have not been satisfied, Purchaser may nevertheless elect to waive such conditions and proceed with the transactions contemplated hereby and, if any of the conditions specified in SECTION 6.2 have not been satisfied, Sellers may nevertheless elect to waive such conditions and proceed with the transactions contemplated hereby. Any such waiver and election shall be evidenced by a written instrument executed by the President of Purchaser and all of the Sellers, setting forth with particularity the condition which has been waived.

        8.3 FORFEITURE OF CASH DOWN PAYMENT FOR FAILING TO CLOSE/LIQUIDATED DAMAGES. In the event that his Agreement is validly terminated by the Sellers under Section 8.1 (D) for failure of the Purchaser to close the transactions contemplated in this Agreement on or prior to the Closing Date and the Sellers are not in breach of this Agreement, the Sellers shall be entitled to retain the Cash

Down Payment. In the event of such termination and notwithstanding any other provision of this Agreement, the Cash Down Payment shall be full and liquidated damages for any breach by the Purchaser of any term or condition of this Agreement or any other claim whatsoever related to or arising out of this agreement or the transactions contemplated herein and the Sellers' shall have no further recourse whatsoever against the Purchaser, Invatec or any Affiliate of any of the foregoing relating to or arising out of this Agreement or the transactions contemplated herein or therein.

                                   ARTICLE IX
                         INDEMNIFICATION, ADJUSTMENT TO
                     STOCK PURCHASE PRICE AND OTHER REMEDIES

        9.1    INDEMNIFICATION.

               A. BY SELLERS. Sellers shall, jointly and severally, indemnify, save, defend and hold harmless Purchaser, and Purchaser's shareholders, directors, officers, agents, attorneys, accountants, investment bankers, representatives and employees from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by any Seller in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished by the Company, any Seller or any Affiliate of any Seller under this Agreement.

               B. BY PURCHASER. Purchaser shall indemnify, save, defend and hold harmless Sellers, and Sellers' agents, attorneys, accountants, investment bankers, representatives and employees from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by Purchaser in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished by Purchaser under this Agreement.

               C. DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any person or entity entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified person or entity is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) business days after the service of the citation or summons); provided that the failure of any indemnified person or entity to give timely notice shall not affect such Party's rights to indemnification hereunder to the extent that the indemnified person or entity demonstrates that the amount the indemnified person or entity is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten
        (10) days. After such notice, if the indemnifying Party elects to compromise or defend any such asserted liability and to assume all obligations contained in this SECTION 9.1 to indemnify the indemnified person or entity, then the indemnifying Party shall be entitled, if the indemnifying Party so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of such indemnifying Party's own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified person or entity shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified person or entity may, at its or his own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying Party promptly notifies the indemnified person or entity that it or he intends to defend the claim and to assume all obligations contained in this SECTION 9.1 to indemnify the indemnified person or entity, the indemnified person or entity shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified person or entity, the indemnified person or entity may, but shall not be obligated to, defend or the indemnified person or entity may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

               D. THIRD PARTY CLAIMS. The provisions of this SECTION 9.1 are not limited to matters asserted by the Parties, but cover costs, losses, liabilities, damages, lawsuits, claims and expenses incurred in connection with third party claims. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

        9.2 POST-CLOSING ADJUSTMENT TO STOCK PURCHASE PRICE. Within thirty (30) days after the Closing Date, the Sellers shall deliver to Purchaser an unaudited balance sheet and income statement of the Business, prepared as of the Closing Date (the "Post-Closing Financial Statements"), which shall be true, complete and correct in all respects and prepared in accordance with generally accepted accounting principles, consistently applied, and certified as true, complete and correct by Sellers. These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by Purchaser unless Purchaser furnishes written notice of Purchaser's disagreement ("Notice of Disagreement") to Mr. Walker prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by Purchaser to Mr. Walker in accordance with this SECTION 9.2, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below). During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to an arbitrator (the "Arbitrator") for review and resolution. The Arbitrator shall be such nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing, after disclosure of any services provided by such firm to any of the Parties, Allwaste, Inc., or any of their affiliates during the preceding five-year period. All proceedings conducted by the Arbitrator shall be conducted at the offices of the Arbitrator in Houston, Texas. The Arbitrator shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Arbitrator. The cost of any arbitration (including the fees of the Arbitrator but excluding the fees and disbursements of each party's independent auditors and counsel) pursuant to this SECTION 9.2 shall be borne one-half by Purchaser and one-half by Sellers. The fees and disbursements of Sellers' independent auditors and counsel incurred in connection with this
SECTION 9.2 shall be borne by Sellers, and the fees and disbursements of Purchaser's independent auditors and counsel incurred in connection with this
SECTION 9.2 shall be borne by Purchaser. The final determination as described in the procedures set forth hereinabove shall constitute the "Final Post-Closing Financial Statements". To the extent that Two Million Four Hundred Thirty-Two Thousand and No/100 Dollars ($2,432,000.00) exceeds the net book value of the Company, as set forth in the Final Post-Closing Financial Statements (which net book value shall not include the amount of any Walker Real Property Value or Excess Inventory and Equipment Value), then the Purchase Price shall be decreased by the amount of such excess. This decrease in the Purchase Price shall be effected by reducing the original principal amount of each Convertible Note, pro rata in the ratio which the original principal amount of such Convertible Note bears to the aggregate original principal amount of all Convertible Notes, and each Seller hereby covenants and agrees to execute and deliver to Purchaser, within three (3) business days after receipt of an execution counterpart thereof from Purchaser, a note modification agreement reflecting this modification of the Purchase Price and of the original principal amount of such Seller's Convertible Note.

        9.3 SPECIFIC PERFORMANCE. Each of the Parties hereby acknowledges and agrees that the transactions contemplated by this Agreement are unique, and that it would be impossible to measure the damages which would result if any Party should default in such Party's obligations under this Agreement; accordingly the Parties hereby agree that each Party shall have, in addition to any other legal or equitable remedy available to such Party, the right to enforce this Agreement by decree of specific performance or other equitable remedy, and each Party hereby irrevocably waives any defense, claim or assertion that a remedy in damages will be adequate.

        9.4 OFFSET; ATTORNEYS' FEES. To the extent permitted by applicable law, all amounts due and owing to any Seller under this Agreement, the Convertible Notes, the Mortgage Note or any document, instrument, or agreement executed in connection herewith or therewith shall be subject to offset by the Purchaser to the extent of any damages incurred as a result of any Seller's breach of this Agreement or any document, instrument, or agreement executed by any Seller in connection herewith. Each Seller hereby acknowledges and agrees that but for the right of offset contained in this SECTION

9.4, the Purchaser would not have entered into this Agreement or any of the transactions contemplated herein. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which such Party or Parties may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

        9.5 RIGHTS AND LIABILITIES OF PARTIES. Except as set forth in SECTION
9.1 with respect to certain indemnified third parties, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

        9.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transaction contemplated herein and the execution and delivery of the documents, instruments and agreements executed or delivered at Closing, notwithstanding any investigation made by or on behalf of Sellers or Purchaser.

                                    ARTICLE X
                                  MISCELLANEOUS

        10.1 CONFIDENTIALITY. Unless and until Closing has occurred, or such information is or becomes public through no fault of the disclosing Party, each Party hereby agrees that he or it will not disclose any information of a confidential or proprietary nature concerning the other Parties or their respective businesses or operations to any third parties, except for the following, each of whom shall be informed of the confidential nature of such information and the necessity to retain it in confidence: (A) Purchaser's and Sellers' officers, directors, and employees, (B) a limited number of outside legal, accounting and other professional consultants or key agents, (C) the bank lenders of the Company and the Purchaser, (D) Purchaser's underwriters, and their respective attorneys and advisors, and (E) such other parties to whom such Party is required to disclose such information under applicable law, pursuant to the advice of legal counsel for such Party, in which event the disclosing Party shall (i) give prior written notice to the other Parties of the disclosing Party's legal obligation to disclose such information, including the person(s) to whom such information is legally required to be disclosed, and (ii) disclose only the portion of such information which the disclosing Party reasonably believes, on the advice of legal counsel, is legally required to be disclosed. Each Party agrees that prior to Closing, he or it and all of his or its Affiliates will use information obtained in connection with the transactions contemplated in this Agreement solely for the purpose of evaluating such transactions, and in no event shall any Party use any of such confidential or proprietary information for his or its own benefit or to

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the detriment of the other Parties. In the event that Closing does not occur each Party shall, promptly upon request, return all of such confidential or proprietary information to the appropriate Party, including any and all copies thereof.

        10.2 ANNOUNCEMENTS. Except as contemplated in SECTION 10.1, no public or private announcement or disclosure shall be made by the Company or the Sellers of the transactions contemplated herein without the prior written consent of the Purchaser. None of the Parties nor their respective Affiliates shall publicly disclose (whether by press release or filing of a report or disclosure with any securities exchange or governmental authority) the matters contemplated hereby, except as expressly contemplated herein, unless and until the Party proposing such announcement or disclosure shall have supplied the proposed text of such announcement or disclosure to the other Parties for review and comment at least twenty-four (24) hours prior to release; provided however, that if in the good faith opinion of legal counsel to the announcing or disclosing Party, such announcement or disclosure is required under applicable federal or state law to be made sooner, a copy of such announcement or disclosure shall be made available to all other Parties as soon as possible, but in any event prior to release.

        10.3 IPO HOLDBACK. Each Seller hereby agrees that he or she will not dispose of any of Invatec's common stock for a period of two years following the date on which Invatec first receives payment for the shares of its common stock which it sells to the underwriter in the IPO.

        10.4 BROKERAGE COMMISSIONS AND OTHER FEES. Sellers hereby represent and warrant that neither the Sellers nor the Company has incurred any liability for, nor knows of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. Purchaser hereby represents and warrants that Purchaser has not incurred any liability for, and does not know of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. Each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party, and Sellers shall be responsible for all costs, fees and expenses paid or incurred by the Sellers or the Company, in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transactions contemplated hereby.

        10.5 ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it may be entitled at law or equity

        10.6 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

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
        10.7 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed during regular business hours during a business day to the appropriate location described in the preamble to this Agreement, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed the appropriate Party's address set forth in the preamble to this Agreement, with a copy to legal counsel for such Party, at the address set forth on the letterhead on which such counsel's legal opinion was delivered. Any Party may designate a different address for subsequent notices or communications by furnishing notice to the other Parties in the manner described above.

        10.8 ADDITIONAL REMEDIES. All rights and remedies of each Party hereunder are cumulative of every other right or remedy that such Party may otherwise have at law or in equity or under this Agreement or any other document, instrument or agreement. The exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

        10.9 JOINT AND SEVERAL LIABILITY. All of Sellers' liabilities and obligations hereunder shall be joint and several.

        10.10 NON-WAIVER. Failure on the part of a Party in any one or more instances to enforce any of such Party's rights which arise in connection with this Agreement, or to insist upon the strict performance of any of the terms, conditions or covenants of this Agreement, shall not be construed as a waiver or relinquishment for the future of any such rights, terms, conditions or covenants. No waiver of any condition of this Agreement shall be valid unless it is in writing, and executed by the Party against whom such waiver is sought to be enforced. Any valid waiver shall be effective only for the purposes expressly set forth therein.

        10.11 GOVERNING LAW; JURISDICTION; VENUE; SERVICE OF PROCESS. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to conflicts of law principles, and the laws of the United States applicable in Texas. Venue for any litigation between or among the Parties with respect to the subject matter of this Agreement shall be Harris County, Texas or Calcasieu Parish Louisiana. Each Party hereby irrevocably submits to personal jurisdiction in Texas and Louisiana, and irrevocably waives all objections to personal jurisdiction in Texas and Louisiana and venue in Harris County or Calcasieu Parish Louisiana for purposes of such litigation. Process in any action or proceeding referred to in this section may be served on any Party anywhere in the world.

        10.12 CONSTRUCTION. The Parties and their respective legal counsel have participated extensively in the preparation, negotiation and drafting of this Agreement. Accordingly, no presumption will apply in favor of either Sellers or Purchaser in the interpretation of this Agreement or in the resolution of the ambiguity of any provision hereof. All words used herein shall be construed to be of such gender or number as the circumstances require. As used herein the term "this Agreement" shall mean this Agreement as a whole and as the same may, from time to time hereafter,

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
be amended, supplemented or modified. The words "herein," "hereof," "hereto," "hereunder," "hereinafter," "hereinabove," and "hereinbelow," and other words of similar import, refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other subdivision hereof, unless otherwise specifically noted. As used herein, the words "include" or "including" shall mean "including without limitation."

        10.13 HEADINGS. The headings and subheadings of the Articles and Sections contained herein or on any Schedule or Exhibit attached hereto are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof. Any reference herein to an Article or Section shall be deemed to be a reference to the corresponding Article or Section of this Agreement unless otherwise stated herein.

        10.14 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid or unenforceable under, applicable law, then (i) the Parties agree that they will amend such provisions by the minimal amount necessary to bring such provisions within the ambit of enforceability, and (ii) any court of competent jurisdiction may, at the request of either Party, revise, reform or reconstruct such provisions in a manner sufficient to cause them to be enforceable. In no event shall any prohibition against, or the invalidity or unenforceability of, any provision hereof affect the validity or enforceability of any other provision hereof.

        10.15 SCHEDULES AND EXHIBITS. All schedules and exhibits attached to this Agreement are hereby incorporated into and made a part of this Agreement.

        10.16 FURTHER ASSURANCES. Each of the Parties shall perform such actions and deliver or cause to be delivered any and all such documents, instruments and agreements as the other Party may reasonably request for the purpose of fully and effectively carrying out this Agreement and the transactions contemplated hereby.

        10.17 SUCCESSORS AND ASSIGNS. None of the Parties may assign their rights, duties or obligations under this Agreement to any third party without the written consent of the other Parties; provided, however, that Purchaser may assign any or all of its rights, duties and obligations under this Agreement to any corporation, whether now existing or formed hereafter, that is wholly owned by Purchaser, for the purpose of reincorporating or reorganizing Purchaser in contemplation of the IPO. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

        10.18 ENTIRE AGREEMENT. This Agreement and all of the documents and agreements executed in connection herewith set forth the entire agreement between and among the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous oral agreements or understandings, and all prior written agreements, with respect thereto. There are no oral agreements between or among the Parties.

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
        10.19 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which together shall constitute but one and the same agreement

        EXECUTED AND DELIVERED EFFECTIVE as of the date first written above.

                                   PURCHASER:

                                   THE SAFE SEAL COMPANY, INC.
                                   a Texas corporation

                                   By:____________________________
                                          WILLIAM E. HAYNES,
                                          President & CEO

                                   SELLERS:

___________________________________           __________________________________
CURRY B. WALKER, Individually                 NOLLIE J. WALKER, Individually

___________________________________           __________________________________
DEBORAH ELAINE RENFROE Individually           CURRY B. WALKER, III, Individually

___________________________________           __________________________________
CHERYL LYNN MOUTON, Individually              LAURA ANN THOMAS, Individually

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
        The undersigned, the spouses of each of Ms. Renfroe, Mr. Walker III, Ms. Mouton and Ms. Thomas, are fully aware of, understand, and fully consent and agree to the provisions of this Stock and Real Estate Purchase Agreement, and its binding effect upon any community or other property interests that they may own, and their awareness, understanding, consent and agreement are evidenced by their execution hereof. The undersigned spouses of each of Ms. Renfroe, Mr. Walker III, Ms. Mouton and Ms. Thomas additionally join in the execution hereof in order to sell, assign and transfer unto Purchaser all of their respective rights, titles and interests, legal or beneficial, if any, in the Subject Shares.

                                       ______________________________________

                                       NAME:________________________________,
                                       SPOUSE OF DEBORAH ELAINE RENFROE

                                       ______________________________________

                                       NAME:________________________________,
                                       SPOUSE OF CURRY B. WALKER III

                                       ______________________________________

                                       NAME:________________________________,
                                       SPOUSE OF CHERYL LYNN MOUTON

                                       ______________________________________

                                       NAME:________________________________,
                                       SPOUSE OF LAURA ANN THOMAS



                                       THE COMPANY:


                                       PLANT SPECIALTIES, INC.
                                       a Louisiana corporation

                                       By:___________________________________
                                           Curry B. Walker, President

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
Schedule 1.5     -  Assets
Schedule 2.2     -  Sellers' Respective Ownership Interests
Schedule 3.3     -  (A)  Sellers' Consents and Approvals
Schedule 3.3     -  (B)  Sellers' Breaches and Defaults
Schedule 3.5     -  Options, etc.
Schedule 3.7     -  Exceptions to Title to Assets
Schedule 3.8     -  Exceptions to Title to Walker Real Property
Schedule 3.9     -  Leased Assets (Personal Property)
Schedule 3.10    -  Condition of Assets and Leased Assets
Schedule 3.11    -  Contracts
Schedule 3.12    -  Other Contracts
Schedule 3.13    -  Exceptions to Title to Equipment
Schedule 3.16    -  Licenses
Schedule 3.17    -  Intellectual Property
Schedule 3.18    -  (A)   Real Property Owned
Schedule 3.18    -  (B)   Real Property Leased
Schedule 3.19    -  Subsidiaries
Schedule 3.20    -  Insurance
Schedule 3.21    -  Banking
Schedule 3.22    -  Powers of Attorney
Schedule 3.23    -  Personnel
Schedule 3.24    -  Employee Benefits
Schedule 3.25    -  Employment Agreements
Schedule 3.27    -  Additional Liabilities
Schedule 3.28    -  Litigation
Schedule 3.29    -  Tax Returns
Schedule 3.31    -  Environmental, Health and Safety
Schedule 3.33    -  Certain Changes or Events
Schedule 3.34    -  Customers
Schedule 3.35    -  Interests in Customers, Supplies and Competitors
Schedule 4.3     -  Purchaser's Consents

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
Exhibit A        -  Legal Description of Walker Real Property
Exhibit B        -  Form of Convertible Note
Exhibit C        -  Form of Confidentiality and Noncompetition Agreement
Exhibit D        -  Mortgage Note
Exhibit E        -  Form of Sellers' Investor Representation Letters
Exhibit F        -  Form of Employment Agreement
Exhibit G        -  Registration Rights Agreement
Exhibit H        -  Act of Sale and Vendor's Lien
Exhibit I        -  Lender Subordination Agreement
Exhibit J        -  Allwaste Guaranty

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